EXHIBIT 99.3

                    , 2004

EXCHANGE AGENT AGREEMENT

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Ladies and Gentlemen:

First Midwest Capital Trust I, a statutory trust formed under the laws of the State of Delaware (the “Trust”) proposes to make an offer (the “Exchange Offer”) to exchange any and all of its outstanding 6.95% Capital Securities (Liquidation Amount $1,000 per Capital Security) (the “Original Capital Securities”) for its Series B 6.95% Exchange Capital Securities (Liquidation Amount $1,000 per Capital Security) (the “Exchange Capital Securities”). All of the beneficial interests represented by common securities of the Trust are owned by First Midwest Bancorp, Inc., a Delaware corporation (the “Company”). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated                         , 2004 (as the same may be amended or supplemented from time to time, the “Prospectus”), to be distributed to all record holders of the Original Capital Securities. A copy of the Prospectus is attached hereto as Exhibit A. The Original Capital Securities and the Exchange Capital Securities are collectively referred to herein as the “Securities.” Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.

The Trust and the Company hereby appoint Wilmington Trust Company to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to Wilmington Trust Company.

The Exchange Offer is expected to be commenced by the Trust on or about , 2004. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Original Capital Securities to tender into the Exchange Offer, and contains instructions with respect to the delivery of Original Capital Securities tendered. The Exchange Agent’s obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the Exchange Offer shall be satisfied for all purposes hereof by (1) inspection of the electronic message transmitted to the Exchange Agent by Exchange Offer participants in accordance with the Automated Tender Offer Program (“ATOP”) of The Depositary Trust Company (“DTC”), and by otherwise observing and complying with all procedures established by DTC in connection with ATOP, to the extent that ATOP is utilized by Exchange Offer participants, or (2) by inspection of the Letter of Transmittal by each respective holder of Original Capital Securities.

The Exchange Offer shall expire at 5:00 p.m., New York City time, on                         , 2004, or on such later date or time to which the Company may extend the Exchange Offer (the

“Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you at any time before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date, and in such case the term “Expiration Date” shall mean the time and date on which the Exchange Offer as so extended shall expire.

The Company and the Trust expressly reserve the right, in their sole discretion, to delay, amend or terminate the Exchange Offer, and not to accept for exchange any Original Capital Securities not theretofore accepted for exchange, in among other cases upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “Procedures for Tendering Original Capital Securities—Conditions to the Exchange Offer.” The Company and the Trust will give to you as promptly as practicable oral (confirmed in writing) or written notice of any delay, amendment, termination or non-acceptance.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth herein or in the section of the Prospectus captioned the “The Exchange Offer”, in the Letter of Transmittal accompanying the Prospectus and such duties which are necessarily incidental thereto.

2. You will establish a book-entry account with respect to the Original Capital Securities at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of the Original Capital Securities by causing the Book-Entry Transfer Facility to transfer such Original Capital Securities into your account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.

3. You are to examine each of the Letters of Transmittal and certificates for Original Capital Securities (or confirmation of book-entry transfers into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Original Capital Securities to ascertain whether: (i) the Letters of Transmittal, certificates and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and in the Prospectus and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, and (ii) the Original Capital Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information or any of the certificates for Original Capital Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

4. With the approval of any Administrative Trustee of the Trust or any approval designated in writing by the Company (a “Designated Officer”) (such approval, if given orally, promptly to be confirmed in writing) or any other party designated by such Administrative Trustee or Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Original Capital Securities pursuant to the Exchange Offer. You are not otherwise authorized to waive any such irregularities.

5. Tenders of Original Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “Procedures for Tendering Original Capital Securities” and Original Capital Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

Notwithstanding the provisions of this paragraph 5, Original Capital Securities which the Administrative Trustee or Designated Officer or any other party designated by any such Administrative Trustee or Designated Officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

6. You shall promptly advise the Trust and the Company with respect to any Original Capital Securities delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Original Capital Securities.

7. You shall accept tenders:

(a) in cases where the Original Capital Securities are registered in two or more names only if signed by all named holders;

(b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c) from persons other than the registered holder of Original Capital Securities provided that customary transfer requirements, including any payment of applicable transfer taxes, are fulfilled.

You shall accept partial tenders of Original Capital Securities where so indicated and as permitted in the Letter of Transmittal and return any untendered Original Capital Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer. A new certificate for the remainder of the liquidation amount of the Original

Capital Securities will be sent to the holders of Original Capital Securities unless otherwise indicated by partial tendering holders of Original Capital Securities.

8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Trust will notify you (such notice if given orally, promptly to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Capital Securities properly tendered and you, on behalf of the Trust, will exchange such Original Capital Securities for Exchange Capital Securities and cause such Original Capital Securities to be cancelled. Delivery of Exchange Capital Securities, as the case may be, will be made on behalf of the Company by you at the rate of $1,000 liquidation amount of Exchange Capital Securities (subject to adjustment) for each $1,000 liquidation amount of the Original Capital Securities tendered, and, in the case of Original Capital Securities tendered, promptly after notice (such notice if given orally, promptly to be confirmed in writing) of acceptance of said Original Capital Securities by the Company; provided, however, that in all cases, Original Capital Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required document. Unless otherwise instructed in writing by the Trust, you shall issue Exchange Capital Securities only in denominations of $1,000 or any integral multiple thereof. Original Capital Securities may be tendered in whole or in part in denominations of $100,000 and integral multiples of $1,000 in excess thereof, provided that if any Original Capital Securities are tendered for exchange in part, the untendered liquidation amount thereof must be $100,000 or any integral multiple of $1,000 in excess thereof.

9. Tenders pursuant to the Exchange Offer are irrevocable after the Expiration Date. Subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

10. The Trust shall not be required to exchange any Original Capital Securities tendered if any of the conditions set forth in the Prospectus are not met. Notice of any decision by the Trust not to exchange any Original Capital Securities tendered shall be given (such notices if given orally, promptly shall be confirmed in writing) by the Trust to you.

11. If, pursuant to the Exchange Offer, the Trust does not accept for exchange all or part of the Original Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under “Procedures for Tendering Original Capital Securities—Conditions to the Exchange Offer” or otherwise, you shall promptly after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

12. All certificates for reissued Original Capital Securities, unaccepted Original Capital Securities or Exchange Capital Securities, as the case may be (other than those effected by book-entry transfer), shall be forwarded by (a) first-class mail, postage pre-paid under a blanket surety bond protecting you, the Trust and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any persons to solicit tenders.

14. As Exchange Agent hereunder you:

(a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Original Capital Securities deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Prospectus;

(b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

(c) shall not be liable to the Company or the Trust for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

(d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

(e) may rely on and shall be protected in acting upon written notice or oral instructions from any Administrative Trustee or Designated Officer or any other party designated by any such Administrative Trustee or Designated Officer;

(f) shall not advise any person tendering Original Capital Securities pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Original Capital Securities or as to the market value, decline or appreciation in market value of any Original Capital Securities that may or may not occur as a result of the Exchange Offer or as to the market value of the Exchange Notes;

(g) may consult with counsel with respect to any questions relating to your duties and responsibilities, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon; and

(h) shall act solely as agent of the Trust and the Company and shall not assume any obligation, or relationship of agency or trust for or, with any of the owners or holders of the Original Capital Securities.

15. You shall take such action as may from time to time be requested by the Trust or its counsel or any Designated Officer of the Company (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Trust or the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Trust will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Trust, Attention: Steven H. Shapiro.

16. You shall advise by facsimile transmission, email or telephone, and promptly thereafter confirm in writing to Steven H. Shapiro of the Trust, and such other person or persons as the Trust or the Company may request in writing, daily, and more frequently during the week immediately preceding the Expiration Date and if otherwise requested, up to and including the Expiration Date, as to the aggregate liquidation amount of Original Capital Securities which have been tendered pursuant to the Prospectus and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Trust or the Company requests in writing from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Trust or the Company and such person as the Trust or the

Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate liquidation amount of Original Capital Securities tendered, the aggregate liquidation amount of Original Capital Securities accepted and the identity of any participating broker-dealers and the aggregate liquidation amount of Exchange Notes delivered to each, and deliver said list to the Company.

17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you customarily preserve other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by you to the Trust. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your customary procedures.

18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Trust, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

19. For services rendered as Exchange Agent hereunder you shall be entitled to such compensation and reimbursement of out-of-pocket expenses as agreed in the attached Schedule A, within 30 days following receipt by the Company of an itemized statement of such expenses and fees in reasonable detail.

20. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the other documents associated with the Exchange Offer attached hereto and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus, the Letter of Transmittal and such other forms (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Prospectus, the Letter of Transmittal and such other forms, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

21. The Trust and the Company agree to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys’ fees and expenses, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of

Original Capital Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Original Capital Securities; provided, however, that the Trust and the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. The Trust’s and the Company’s obligations under this paragraph 21 shall survive the termination of this Agreement and the discharge or your obligation hereunder and any other termination of this Agreement under any federal or state bankruptcy law.

22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required, in certain instances, to deduct twenty-eight percent (28%) with respect to interest paid on the Exchange Capital Securities and proceeds from the sale, exchange, redemption or retirement of the Exchange Capital Securities from holders who have not supplied their correct Taxpayer Identification Numbers or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

23. You shall notify the Trust of the amount of any transfer taxes payable in respect of the exchange of Original Capital Securities and shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Original Capital Securities your check in the amount of all transfer taxes so payable, and the Trust shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Original Capital Securities ; provided, however, that you shall reimburse the Trust for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Original Capital Securities or Exchange Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, as its address or telecopy number set forth below:

If to the Trust:

First Midwest Capital Trust I

c/o First Midwest Bancorp, Inc.

300 Park Boulevard, Suite 400

P.O. Box 459

Itasca, Illinois 60143-9763

Facsimile: (630) 875-7360

Attention: Steven H. Shapiro

If to the Exchange Agent:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Facsimile: (302) 636-4145

Attention: Corporate Trust Operations

29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 18, 19, 21 and 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for notes, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

30. This Agreement shall be binding and effective as of the date hereof.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

FIRST MIDWEST CAPITAL TRUST I

By:

Name:

	Title:	Administrative Trustee

Accepted as the date first above written:

WILMINGTON TRUST COMPANY, as exchange agent

By:

Name:

Title:

SCHEDULE I

FEE AGREEMENT

This Fee Agreement (this “Agreement”) is made as of April         , 2004, by and between Wilmington Trust Company, a Delaware banking corporation (“Wilmington Trust”), and First Midwest Bancorp, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, Wilmington Trust will serve as exchange agent (the “Exchange Agent”) pursuant to the Exchange Agent Agreement, dated as of April         , 2004 (the “Exchange Agreement”), between the Company and Wilmington;

WHEREAS, Wilmington Trust is entitled to compensation for its services as Exchange Agent;

WHEREAS, Wilmington Trust and the Company desire to set forth with greater particularity the specific agreement as to the compensation owing to Wilmington Trust;

NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows.

1. The compensation due and owing to Wilmington Trust shall be as follows:

Exchange Agent

One-Time Fee	$

2. Wilmington Trust requires that the One-Time Fee to act as Exchange Agent to be paid upon invoice by wire transfer per the following wire transfer instructions:

Wilmington Trust Company

Wilmington, Delaware

ABA No. 031100092

For credit to the account of

Corporate Trust Administration—Income Account

Account No. 9974-0 (Income)

Attn: Irene Lennon

Reference: Trustee Fees and Expenses

Transaction Name: First Midwest Capital Trust I

Charges remaining unpaid after the due date will incur a late interest charge of 1.5% per month, 18% per annum. All fees are nonrefundable and not be pro rated. In the event that the transaction does not close, Wilmington Trust reserves the right to be paid its fee.

3. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute but one and the same Agreement.

4. Invoices should be sent to the individual and the Company at its address set forth below, or at such other address as such party shall hereafter furnish in writing:

First Midwest Bancorp, Inc.

Attention: Steven H. Shapiro

300 Park Blvd., Suite 400

P.O. Box 459

Itasca, Illinois 60143-7450

Phone: 630.875.7450

Telecopier: 630.875.7345

5. No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of the day first above written.

WILMINGTON TRUST COMPANY

By:

Name:
Title:

FIRST MIDWEST BANCORP, INC.

By:

Name:
Title: